Exhibit 99.1

Diedrich Coffee CEO Steve Coffey Resigns

Russ Phillips Appointed as New CEO

Irvine, Calif. — February 7, 2008 — Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced that Stephen V. Coffey has tendered his resignation from his position as Chief Executive Officer. J. Russell Phillips has been appointed by the Board of Directors to assume the Chief Executive Officer position.

“On behalf of the entire Board, I would like to thank Steve Coffey for his strong leadership and guidance over the last two years. I believe he has successfully changed the direction of the Company and put it on track to achieve profitability,” said Paul Heeschen, Diedrich Coffee’s Chairman. “Steve was the driving force of both the strategy and execution in the shift of the Company’s focus from our unprofitable retail coffeehouse operations to that of being a wholesale roaster of branded specialty coffees. Steve has successfully completed the work that the Board had asked of him, transforming the Company and positioning it for growth.”

“It has been my pleasure to lead Diedrich Coffee through its restructuring, putting it on a path to profitability and growth,” said Mr. Coffey. “With the successful turnaround and repositioning of the Company well underway, the time is right for me to turn over the reins and pursue various other business opportunities. I have known and worked with Russ Phillips for many years. Having worked with the board to bring him into the Company, I am confident he will grow Diedrich from the strong foundation that we have built over the past two years,” said Coffey.

Mr. Coffey has been CEO of Diedrich Coffee since December 13, 2005. During his tenure, he successfully transformed the Company from an unprofitable operator of local coffeehouses to a nationally known roaster and distributor of branded specialty coffees.

Mr. Heeschen continued, “Under Steve’s leadership and commitment to position the Company for growth and profitability, the Company has increased investment in our roasting plant to provide the cost effective manufacturing capability required to allow Diedrich to be a strong competitor in the specialty coffee business; dramatically cut our G&A costs; upgraded our information systems; and increased our available cash while expanding our sales channels and fostering product development.”

“Our Gloria Jean’s franchising system has also been strengthened by implementing a dedicated management staff; enhancing concept design and marketing while adding structure and discipline to lease management, development and financial controls.”

“We thank Steve for his many contributions in successfully bringing Diedrich Coffee through a very difficult period and wish him the best in his future endeavors,” Mr. Heeschen said.

“I am very pleased that Russ Phillips has agreed to become Diedrich Coffee’s CEO,” Heeschen continued. “He brings a wealth of operational and management experience to the Company and is well suited to grow the Company from its current position.”

Mr. Phillips has served on the Company’s Board of Directors since April 2007 and will remain as a member of the Board. Since 2004, Mr. Phillips has served as Managing Principal of Transom Partners, an executive consultancy group that facilitates and develops new strategies with CEOs and executive teams. Prior to that, he served for ten years as the Chief Executive Officer and President of SHURflo, a Manufacturing Company located in Cypress, California.

“The Company has made the right moves under Steve’s direction,” said Mr. Phillips. “I am excited about the opportunity to serve as CEO of Diedrich Coffee, the Company is in a great position to service the needs of a changing premium coffee market,” said Phillips.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of January 31, 2008, the Company also has 136 retail outlets, the majority of which are franchised, located in 30 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s web sites at www.diedrich.com or www.gloriajeans.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 27, 2007 and subsequently filed quarterly reports on Form 10-Q.

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